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                                                                         EX-99.o


                               THE BRINSON FUNDS

                          REVISED MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3


The Brinson Funds (the "Trust") hereby adopts this plan pursuant to Rule 18f-3 (the "Plan") under the Investment Company Act of 1940, as amended (the "1940 Act"), which sets forth the separate distribution arrangements and expense allocations of each of the classes of the series of the Trust.

The Plan is adopted by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust under the 1940 Act. The Board of Trustees of the Trust has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each series of shares offered by the Trust and each class of shares offered by the Trust. To the extent that a subject matter set forth in the Plan is covered by the Trust's Agreement and Declaration of Trust ("Trust Agreement") or By-Laws, such Trust Agreement or By-Laws will control in the event of any inconsistencies with descriptions contained in the Plan.

Appendix A, as may be amended from time to time, to this Plan describes the classes to be issued by each series and identifies the names of such classes.

CLASS CHARACTERISTICS

Each class of shares of a series will represent an interest in the same portfolio of investments of a series of the Trust, and be identical in all respects to each other class, except as set forth below.

Brinson-Class I:  Class I shares will not be subject to an initial sales charge, a contingent deferred sales charge or a Rule 12b-1 plan. Class I shares will be offered to investors with a minimum initial investment of $1 million.

Brinson-Class N:  Class N shares will not be subject to an initial sales charge or a contingent deferred sales charge, but will have a Rule 12b-1 plan with a fee of 0.25% of average daily net assets per annum. Class N shares will be offered to investors with a minimum initial investment of $1 million.

UBS Investment
Funds: UBS Investment Funds class of shares will not be subject to an initial sales charge or a contingent deferred sales charge, but will have a Rule 12b-1 plan with an asset-based distribution fee of up to a maximum of 0.65 % of average daily net assets per annum and a service fee of
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                                                                         EX-99.o


                  0.25% of average daily net assets per annum. UBS Investment Funds class of shares will be offered to investors with a minimum initial investment of $25,000 and minimum subsequent investments of $1,000.

The only differences among the various classes of shares of the same series of the Trust will relate solely to: (a) distribution fee payments associated with a Rule 12b-1 plan for a particular class of shares and any other costs relating to implementing or amending such plan (including obtaining shareholder approval of such plan or any amendment thereto), which will be borne solely by shareholders of such class or classes; (b) exchange privileges; (c) class names or designations; and (d) voting rights as described in the Plan.

The Board of Trustees has the power to designate one or more series or sub-series/classes of shares of beneficial interest and to classify and reclassify only unissued shares with respect to such series. The assets of each series belong only to that series, and the liabilities of each series are borne solely by that series and no other. Shares of each series represent equal proportionate interests in the assets of that series only and have identical voting, dividend, redemption, liquidation and other rights. All shares issued are fully paid and nonassessable, and shareholders have no preemptive or other right to subscribe to any additional shares and no conversion rights.

Each issued and outstanding full and fractional share of a series is entitled to one full and fractional vote in the series and all shares of each series participate equally with regard to dividends, distributions and liquidations with respect to that series. Shareholders do not have cumulative voting rights. On any matter submitted to a vote of shareholders, shares of each series will vote separately except when a vote of shareholders in the aggregate is required by law, or when the Trustees have determined that the matter affects the interests of more than one series, in which case the shareholders of all such series shall be entitled to vote thereon.

Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement for shareholder services and the distribution of shares including its Rule 12b-1 plan, and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have in all other respects the same rights and obligations as each other class.

INCOME AND EXPENSE ALLOCATION

The Trust shall allocate to each class of shares of a series any fees and expenses incurred by the Trust in connection with the distribution or servicing of such class of shares under a Rule 12b-1 plan, if any, adopted for such class.

Except for Rule 12b-I plan fees as described above, all expenses incurred by a series will be allocated to each class of shares of such series on the basis of the net asset value of each such class in relation to the net asset value of the series.
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                                                                         EX-99.o


DIVIDENDS AND DISTRIBUTIONS

Income and realized and unrealized capital gains and losses of a series will be allocated to each class of such series on the basis of the net asset value of each such class in relation to the net asset value of the series.

EXCHANGES AND CONVERSIONS

Shares of any series of the Trust will be exchangeable with shares of the same class of shares of another series of the Trust to the extent such shares are available. Exchanges will comply with all applicable provisions of Rule 1la-3 under the 1940 Act.

GENERAL

Any distribution arrangement of the Trust, including distribution fees pursuant to Rule 12b-1 under the 1940 Act, will comply with Article III, Section 26 of the Conduct Rules of the National Association of Securities Dealers, Inc.

Any material amendment to the Plan must be approved pursuant to Rule 18f-3 under the 1940 Act by a majority of the Board of Trustees of the Trust, including a majority of those trustees who are not interested persons of the Trust, as defined in the 1940 Act.

Date:  August 24, 1998
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                                                                         EX-99.o


                                  Appendix "A"

                           List of Series and Classes

Series                                                                        Classes
------                                                                        -------
Global Fund                                             Brinson Global Fund - Class I
                                                        Brinson Global Fund - Class N
                                                         UBS Investment Fund - Global

Global Equity Fund                               Brinson Global Equity Fund - Class I
                                                 Brinson Global Equity Fund - Class N
                                                  UBS Investment Fund - Global Equity

Global Bond Fund                                   Brinson Global Bond Fund - Class I
                                                   Brinson Global Bond Fund - Class N
                                                    UBS Investment Fund - Global Bond

U.S. Balanced Fund                               Brinson U.S. Balanced Fund - Class I
                                                 Brinson U.S. Balanced Fund - Class N
                                                  UBS Investment Fund - U.S. Balanced

U.S. Equity Fund                                   Brinson U.S. Equity Fund - Class I
                                                   Brinson U.S. Equity Fund - Class N
                                                    UBS Investment Fund - U.S. Equity

U.S. Large Capitalization      Brinson U.S. Large Capitalization Equity Fund - ClassI
Equity Fund                   Brinson U.S. Large Capitalization Equity Fund - Class N
                               UBS Investment Fund - U.S. Large Capitalization Equity

U.S. Bond Fund                                       Brinson U.S. Bond Fund - Class I
                                                     Brinson U.S. Bond Fund - Class N
                                                      UBS Investment Fund - U.S. Bond

Non-U.S. Equity Fund                           Brinson Non-U.S. Equity Fund - Class I
                                               Brinson Non-U.S. Equity Fund - Class N
                                                UBS Investment Fund - Non-U.S. Equity